EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-80218, No. 33-86762, No. 333-31017, No. 333-87143, No. 333-91710 and No. 333-109056) pertaining to the Navarre Corporation 1992 Stock Option Plan, and the Registration Statements (Forms S-3 No. 333-111733 and No. 333-119348) pertaining to the registration of Navarre Corporation common stock of our report dated May 13, 2004, with respect to the consolidated financial statements and the financial statement schedule included in the Annual Report (Form 10-K) of Navarre Corporation for the year ended March 31, 2006.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
June 13, 2006